Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Catalyst Pharmaceutical Partners, Inc.
(Exact name of registrant as specified in its charter)

Delaware	76-0837053
(State or Other Jurisdiction of Incorporation or	(I.R.S. Employer Identification No.)
Organization)
355 Alhambra Circle
Suite 1370
Coral Gables, Florida 33134
(Address of Principal Executive Offices)
(Zip Code)
2006 Stock Incentive Plan
(Full Title of the Plan)
Patrick J. McEnany
355 Alhambra Circle, Suite 1370
Coral Gables, Florida 33134
(Name and Address of Agent for Service)
With a copy to:
Philip B. Schwartz, Esq.
Akerman Senterfitt
One Southeast Third Avenue, 25th Floor
Miami, Florida 33131
(305) 374-5600
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

Title of Each		Proposed	Proposed
Class of		Maximum	Maximum
Securities to be	Amount to be	Offering Price	Aggregate	Amount of
Registered	Registered	Per Share	Offering Price	Registration Fee
Common Stock	2,188,828	$3.59(1)(2)	$7,858,000(1)(2)	$308.82 (1)

[1]	Calculated pursuant to Rule 457(c) and Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), based upon the average of the high and low sales prices per share of the Registrant’s common stock reported on the Nasdaq Global Market on
May 30, 2008, and the maximum number of shares of common stock currently issuable pursuant to the Catalyst Pharmaceutical Partners, Inc. 2006 Stock Incentive Plan (the “Plan”).

[2]	Also registered hereby are such additional and indeterminate numbers of shares of common stock as may become issuable under the Plan as a result of adjustments resulting from certain events of recapitalization as provided for in the Plan.
The registration statement will become effective upon filing in accordance with Rule 462(a) under the Securities Act.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Information required by Item 1 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8. This information will be sent or given to all persons who participate in the Plan as specified by Rule 428(b)(1) of the Securities Act. This information and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents filed with the Securities and Exchange Commission (the “Commission”) by Catalyst Pharmaceutical Partners, Inc. (the “Company”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in this Registration Statement:
1.	The Company’s Annual Report on Form 10-K for the year ended December 31, 2007, filed with the SEC on March 25, 2008;

2.	The Company’s Proxy Statement for its Annual Meeting of Shareholders to be held on June 18, 2008, filed with the SEC on April 29, 2008;

3.	The Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2008, filed with the SEC on May 15, 2008;

4.	The Company’s description of its common stock contained in its Registration Statement on Form 8-A, filed with the Commission on September 29, 2006, along with Amendment No. 1 thereto, filed with the Commission on October 18, 2006; and

5.	All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, from the date of filing of such documents, before the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document, which also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
The class of securities to be offered is registered under Section 12 of the Securities Exchange Act of 1934.

Item 5. Interests of Named Experts and Counsel.
The legality of the shares of Common Stock registered hereby has been passed upon for the Company by Akerman Senterfitt, Miami, Florida. As of the date of this Registration Statement, certain attorneys employed by Akerman Senterfitt beneficially own shares of the Company’s Common Stock.
Item 6. Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other individuals against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Registrant. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.
Article VII of the Company’s Certificate of Incorporation provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach by a director of the duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for violations of Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.
The Certificate of Incorporation further provides that any amendment of the DGCL that authorizes corporate action further eliminating or limiting the personal liability of directors, the liability of a director of the Company shall be eliminated or limited to the fullest extent as permitted by the DGCL, as amended.
Article VI of the By-Laws of the Company (the “Bylaws”) provides that the Company shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. The Company is further required to indemnify a Covered Person in connection with a proceeding commenced by such Covered Person only if the commencement of such proceeding by the Covered Person was authorized in the specific case by the Board of Directors of the Company.
The Bylaws provide that the Company shall, to the fullest extent not prohibited by applicable law, pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any proceeding in advance of its final disposition, provided, however, that to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it is ultimately determined that the Covered Person is not eligible to be repaid under Article VI of the Bylaws or otherwise.
The Bylaws provide that if a claim for indemnification (following the final disposition of such action, suit or proceeding) or advancement of expenses under the Bylaws is not paid in full within thirty days after a written claim therefor by the Covered Person has been received by the Company, the Covered Person may file suit to recover the unpaid amount of such claim, and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Company shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

The Bylaws provide that the rights conferred on any person under Article VI thereof shall not be exclusive of any other rights which such Covered Person may have or thereafter acquire under any statute, provision of the Certificate of Incorporation, the Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.
The Bylaws provide that the Company’s obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by the amount such Covered Person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit enterprise.
The Bylaws provide that any repeal or modification of the provisions of Article VI thereof shall not adversely affect any right or protection thereunder of any Covered Person in respect of any act or omission occurring prior to the time of such repeal or modification.
The Bylaws provide that indemnification under Article VI thereof shall not limit the right of the Company, to the extent and in the manner provided by law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.
Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, is permitted to directors and officers of the Company pursuant to the above statutory provisions, the Company understands that the Securities and Exchange Commission is of the opinion that such indemnification contravenes federal public policy as expressed in said act and therefore is unenforceable.
Item 7. Exemption from Registration Claimed.
Not applicable.

Item 8. Exhibits.

Exhibit No.	Description
4.1	Certificate of Incorporation of Catalyst Pharmaceutical Partners, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1, filed on July 25, 2006).

4.2	Certificate of Amendment to the Certificate of Incorporation of Catalyst Pharmaceutical Partners, Inc. (incorporated by reference to Exhibit 3.2 of the Company’s Registration Statement on Form S-1, filed on July 25, 2006)

4.3	Bylaws of Catalyst Pharmaceutical Partners, Inc. (incorporated by reference to Exhibit 3.3 to the Company’s Registration Statement on Form S-1, filed on July 25, 2006).

5.1	Opinion of Akerman Senterfitt

10.1	Catalyst Pharmaceutical Partners, Inc. 2006 Stock Incentive Plan (incorporated by reference to Exhibit 10.8 to the Company’s Registration Statement on Form S-1, filed on July 25, 2006).

23.1	Consent of Akerman Senterfitt (Included in Exhibit 5.1).

23.2	Consent of Grant Thornton LLP.

24.1	Power of Attorney (included in the signature pages to this Registration Statement).
Item 9. Undertakings.
The undersigned registrant hereby undertakes:
1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
a.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

b.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

c.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided however, that paragraphs (a)(1)(a) and (a)(1)(b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5.	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, Catalyst Pharmaceutical Partners, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Coral Gables, State of Florida, on June 2, 2008.

CATALYST PHARMACEUTICAL PARTNERS, INC.
By:	/s/ Patrick J. McEnany
Patrick J. McEnany, Chairman,
President and CEO

POWER OF ATTORNEY
     Each person whose signature appears below hereby constitutes and appoints Patrick J. McEnany and Jack Weinstein, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place, and stead, in any and all capacities, to sign any or all amendments or supplements to this registration statement, whether pre-effective or post-effective, including any subsequent registration statement for the same offering which may be filed under Rule 462(b) under the Securities Act of 1933, as amended, to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or appropriate to be done with respect to this registration statement or any amendments or supplements hereto in the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that all said attorneys-in-fact and agents, or any of them, or this or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons, in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Patrick J. McEnany Patrick J. McEnany	Chairman of the Board of Directors, President and Chief Executive Officer	June 2, 2008

/s/ Jack Weinstein Jack Weinstein	Vice President, Treasurer and Chief Financial Officer	June 2, 2008

/s/ Alicia Grande Alicia Grande	Corporate Controller/Chief Accounting Officer	June 2, 2008

/s/ Hubert E. Huckel, M.D. Hubert E. Huckel, M.D.	Director	June 2, 2008

/s/ Charles B. O’Keeffe Charles B. O’Keeffe	Director	June 2, 2008

Signature	Title	Date

/s/ Philip H. Coelho Philip H. Coelho	Director	June 2, 2008

/s/ David S. Tierney, M.D. David S. Tierney, M.D.	Director	June 2, 2008

/s/ Milton J. Wallace Milton J. Wallace	Director	June 2, 2008

EXHIBIT INDEX

Exhibit No.	Description
5.1	Opinion of Akerman Senterfitt.

23.1	Consent of Akerman Senterfitt (Included in Exhibit 5.1).

23.2	Consent of Grant Thornton LLP.

24.1	Power of Attorney (included in the signature pages to this Registration Statement).